Registration No. 333-120496 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 34(c) Dated Monday, September 19, 2005
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XFK7	$5,549,000.00	0.625%	$5,514,318.75	Fixed	4.350%	Quarterly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Ranking	S & P Rating
09/15/2008	12/15/2005	$10.03	Yes	Senior Unsecured Notes	A1	A

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, HSBC Securities (USA) Inc. and Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, Merrill Lynch & Co., Morgan Stanley, RBC Dain Rauscher Inc., UBS Financial Services Inc. and Wachovia Securities.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

HSBC Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, September 19, 2005 @ 12:00 PM ET
Settlement Date: Thursday, September 22, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial Trades Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0116 via Refco Securities, LLC
InterNotes® is a registered trademark of
Incapital Holdings LLC
All rights reserved.

						HSBC Finance Corporation $5,000,000,000 HSBC Finance InterNotes Prospectus Dated 17-Dec-04 Page 1 of 1